Exhibit 99.1

POTBELLY CORPORATION ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

Chicago, IL February 26, 2015 – Potbelly Corporation (NASDAQ: PBPB) today announced that Charles Talbot, Chief Financial Officer, will be leaving Potbelly to accept a senior leadership position with another company outside of the restaurant industry. Mr. Talbot will continue to serve as Potbelly’s CFO, while an external search is underway, until his departure on March 27, 2015.

Aylwin Lewis, Chairman and Chief Executive Officer of Potbelly, commented, “We are grateful for Charlie’s leadership during his tenure as Potbelly’s Chief Financial Officer. Charlie has been an integral part of the Potbelly team and has made invaluable contributions as we transitioned from a private company to a successful public company. He has been instrumental in establishing our solid financial standing and building the financial infrastructure of the Company. Charlie will stay on with us through March as we transition to a new Chief Financial Officer. We wish Charlie all the best in his future endeavors.”

Mr. Talbot added, “I have truly enjoyed my time and experience at Potbelly. I have had the opportunity to work with great people in an amazing business over the last six and a half years. I look forward to seeing Potbelly continue to grow and successfully execute on the long-term strategy we have put in place.”

About Potbelly

Potbelly Corporation is a fast growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 300 shops in the United States and the District of Columbia and our franchisees operate over twenty shops domestically and in the Middle East. For more information, please visit our website at www.potbelly.com.

Contact:	Investor Relations
Investors@Potbelly.com
312-428-2950